Exhibit 99.1

Press Release

Chelsea Therapeutics Provides an Update on Northera™ (droxidopa) Regulatory Status and Development Program

Charlotte, NC, July 3, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) received a written response from the U.S. Food and Drug Administration (FDA) to Chelsea’s modified proposal for utilizing data from ongoing Study 306B to support its application for marketing approval of Northera™ (droxidopa) in the U.S. In its response, FDA advised Chelsea that, based on the theoretical potential for certain patients from Study 306B to have been unblinded in conjunction with the reporting of 306A data, the FDA cannot be confident that this information did not influence an amendment of the statistical analytic plan, and therefore believes, as presently planned, Study 306B is unlikely to provide sufficient confirmatory evidence to support a Northera™ (droxidopa) Capsules New Drug Application (NDA).

The Advice Letter from the FDA noted “if an analysis of all subjects enrolled in study 306 after [Chelsea] amended the analytic plan demonstrated a statistically significant benefit on the primary endpoint, [FDA] might regard this as a positive trial.” However, as this analytic approach appears to exclude at least 109 patients from Study 306B, the FDA further recommends that Chelsea ‘design and conduct an additional trial to demonstrate that droxidopa has a significant and persistent effect’ on symptoms of neurogenic orthostatic hypotension. The FDA did not provide feedback or express any concerns regarding Chelsea’s proposal to assess efficacy two-weeks post titration using OHSA item 1 (dizziness) nor did the FDA provide further guidance regarding the duration of clinical efficacy data needed to support a “persistent effect.”

Based on FDA’s feedback, along with potential cost and timing considerations, the Company is currently evaluating several scenarios that may provide the supportive data the FDA is seeking while minimizing any delays to the planned resubmission of its Northera NDA.

“As we communicated to the FDA during our End-of-Review meeting and subsequently documented in detail as part of our proposal, we remain fully blinded to all efficacy data from Study 306B,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We are deeply disappointed that the agency did not find our blinding documentation sufficient to warrant full use of Study 306B as confirmatory evidence of droxidopa’s demonstrated benefits. The FDA did acknowledge the ‘important need’ for a safe and effective therapy for these patients and indicated they were ‘anxious to work with [us] in designing a new trial,’ specifically noting that many suitable trial options exist, including potentially recruiting patients directly from Chelsea’s expanded access program.”

“Chelsea’s clinical program in this orphan indication, having enrolled over 450 patients to date, represents the largest randomized controlled database ever assembled to assess patients with symptomatic neurogenic orthostatic hypotension,” added Dr. William Schwieterman, Chief Medical Officer of Chelsea Therapeutics. “In our clinical trials to date, droxidopa has not only consistently been safe and well-tolerated in a frail and elderly population but repeatedly demonstrated significant improvement across multiple, clinically relevant symptoms of neurogenic orthostatic hypotension. This experience affords us unique insights into the challenges associated with conducting clinical trials in this small and diverse patient population. Applying both our experience and robust body of clinical evidence, we believe we can continue to demonstrate the efficacy of droxidopa and submit compelling data supporting our application for U.S. marketing approval.”

About Northera™ (droxidopa)

Chelsea is seeking approval of Northera for the treatment of symptomatic neurogenic orthostatic hypotension (known as Neurogenic OH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy. Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. The most common adverse event (greater than or equal to 5%) during placebo controlled trials was headache. Droxidopa is also being investigated for and completed Phase II trials in intradialytic hypotension and adult attention deficit hyperactivity disorder and fibromyalgia.

About Neurogenic Orthostatic Hypotension

Neurogenic OH is a chronic neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision, fatigue, poor concentration and fainting episodes when a person assumes a standing position. Symptoms of chronic Neurogenic OH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the ability to perform activities of daily living that require standing or walking.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq: CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system, rheumatoid arthritis, psoriasis and other inflammatory diseases. Founded in 2004 around its library of unique anti-inflammatory and autoimmune technology, Chelsea has further expanded its product development portfolio with early- and late-stage candidates that seek to leverage the company's development expertise and accelerate the company's drug commercialization efforts. For more information about the company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our ability to design supporting trials and develop data to support the planned resubmission of our NDA for the treatment of Neurogenic OH. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include the risk that the FDA will not accept our proposal regarding any trial or other data to support Study 301 or any other study; the risk that we will not be able to resubmit the NDA for Northera and that the FDA will not approve a resubmitted NDA; the risk that our resources will not be sufficient to develop any study of Northera that will be acceptable to the FDA; the risk that we cannot complete any additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; the risk that we do not achieve our recently announced cost savings initiatives; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; risk of regulatory approvals of droxidopa or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; market acceptance for our products if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill+Knowlton Strategies
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hkstrategies.com